Exhibit 10.1

February 4, 2008

Leo M. Chupaska

68 Swanty Johnson Road

Uncasville, Connecticut 06382

Dear Leo:

Reference is made to that certain Employment Agreement dated July 13, 2006 by and between the Mohegan Tribal Gaming Authority, an instrumentality of The Mohegan Tribe of Indians of Connecticut, and you (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Agreement.

The Employer and the Executive agree to modify the Agreement as provided in this letter.

Paragraph 2, subparagraphs (A) and (B) of the Agreement are hereby amended in their entirety to read as follows:

2.	Nature of Services and Duties

(A)    The Employer hereby agrees to continue to employ Executive as its Chief Financial Officer of the Authority upon the terms set forth herein, and Executive hereby accepts such continued employment. It is acknowledged by the parties that there is a Chief Financial Officer of Mohegan Sun, and Executive shall not be responsible for the performance of duties of the Chief Financial Officer of Mohegan Sun.

(B)    Executive shall perform such duties and services of an executive, managerial and administrative nature as are customary for a Chief Financial Officer and which, consistent with the foregoing, the Employer may from time to time through communication from the Chief Operating Officer hereafter assign to him. Such duties shall include, but not be limited to, cash management, investments with financial institutions, banking relationships, administering corporate financial functions and supervising the financial accounting department. Executive shall report exclusively to the Chief Operating Officer of the Employer. The Employer shall not restrict, reduce or otherwise limit Executive’s responsibility or authority without his consent.

Paragraph 4 of the Agreement is hereby amended in its entirety to read as follows:

4.	Term

This Agreement shall govern Executive’s employment with the Employer from the Effective Date through and including December 31, 2010.

Paragraph 10 of the Agreement is hereby amended in its entirety to read as follows:

Leo M. Chupaska

February 4, 2008

10.	Covenants of Executive Not to Compete

Executive acknowledges that with respect to the Business, as defined above, and in the states of New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine (the “Restricted Area”) (i) the Employer is one of a limited number of entities engaged in the Business; (ii) his services to the Employer are special and unique; (iii) his work for the Employer has given him and will continue to give him access to confidential information concerning the Employer; and (iv) he has the means to support himself and his dependents other than by engaging in the Business of the Employer and the provisions of this Paragraph 10 will not impair such ability. Accordingly, in order to induce the Employer to enter into this Agreement, Executive covenants and agrees that:

(A)    So long as Executive is employed by Employer and for a period of twelve (12) months following the voluntary or involuntary termination of his employment (the “Restricted Period”), Executive shall not, in the Restricted Area, entertain or accept any offer of employment and shall not compete in any manner, either directly or indirectly, including, without limitation, as an employee or independent contractor, investor, partner, shareholder, officer, director, principal, agent or trustee of any entity engaged in casino gaming, in the Restricted Area, without the express written approval of the Employer; provided, however, that ownership of less than five percent (5%) of the shares of a publicly traded corporation engaged in casino gaming shall not be deemed to violate this Paragraph.

(B)    During the Restricted Period Executive shall not, directly or indirectly, hire or solicit any employee of the Employer or encourage any such employee to leave such employment.

In all other respects the Agreement shall be and remain in full force and effect.

The parties hereunto set their hands as of the date above written to evidence their consent to the aforesaid modifications of the Agreement.

Mohegan Tribal Gaming Authority

By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum Chairman, Management Board

Accepted and agreed:	Acknowledged by:

/s/ Leo M. Chupaska	/s/ Mitchell Grossinger Etess
Leo Chupaska	Mitchell G. Etess
Chief Executive Officer Mohegan Tribal Gaming Authority